Exhibit 10.28

To: Mark Hartman

Date: July 29, 2021

On July 27, 2021, the Compensation Committee of the Board of Directors met and approved your compensation in connection with your upcoming appointment to the position of Chief Financial Officer. In this role, you will continue to be based in Fort Collins, Colorado and will report to Tom Gendron, Chairman and CEO.

Your new compensation information, effective October 1, 2021, is as follows:

•	Annual base salary: $475,000

•	WVIP target: 70% of base salary
o	The WVIP is considered variable pay and is contingent on company performance.

•	Total LTI compensation target of $850,000, consisting of:
o	Stock option delivered value target: $690,400
▪

This position is eligible for consideration for stock options. Options are typically reviewed and approved by the Compensation Committee in the October timeframe. The target delivered value is being provided as a reference for this position as actual award may vary.

o	Woodward Cash Long Term Incentive (Cash LTI) target: $159,600 (40% of base salary)*:
▪

You will continue to participate in the Woodward Cash LTI Program, at the level specified above. This is a cash incentive compensation plan for selected top executives of the Company. The plan consists of a three-year performance period, with a new performance period starting at the beginning of each fiscal year. To the extent that the designated goals are achieved, some multiple of the target award will be paid at the end of the performance period.

*Award value adjusted for risk of forfeiture

Total Target Compensation:  $475,000 + $332,500 + $850,000 = $1,657,500

Woodward values your contributions and congratulates you on this advancement in your career!

Best regards,

/s/ Tom Gendron	/s/ Paul Benson
Tom Gendron	Paul Benson